Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-167593

TEUCRIUM NATURAL GAS FUND

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Supplement dated October 22, 2010

To

Prospectus Dated October 22, 2010

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of the Teucrium Natural Gas Fund dated October 22, 2010.  Please read it and keep it with this Prospectus for future reference.

The Teucrium Natural Gas Fund (the “Fund”) intends to list its Shares on the NYSE Arca exchange (“NYSE Arca”).  As of the date of this supplement, the shares are not listed on the NYSE Arca.  The Fund does not intend to sell its Shares until they have been listed on the NYSE Arca.